Exhibit 7.1

TELEFONOS DE MEXICO, S.A.B. DE C.V. AND SUBSIDIARIES

RATIOS OF EARNINGS TO FIXED CHARGES

Thousands of Mexican pesos with purchasing power at December 31, 2006

CONCEPT	2002	2003	2004	2005	2006
Mexican FRS:
Income before income tax and employee profit sharing	38,980,153	40,113,083	47,458,875	46,194,093	44,664,546

Plus:
Fixed charges:
Interest expense	7,109,333	6,246,289	6,597,709	8,060,066	8,088,002

Earnings under Mexican FRS	46,089,486	46,359,372	54,056,584	54,254,159	52,752,548

Less:
Mexican FRS:
Employee profit sharing	3,530,553	2,923,725	3,105,142	3,049,252	3,001,692

	42,558,933	43,435,647	50,951,442	51,204,907	49,750,856
Inflation adjustment (*)			(1,162,772)	(1,168,557)

	42,558,933	43,435,647	49,788,670	50,036,350	49,750,856

Plus:
U.S. GAAP adjustments, net:
Total U.S. GAAP adjustments, net	(2,008,437)	(840,376)	429,419	(2,054,810)	(1,458,043)
Less:
Deferred income tax	(313,258)	(289,071)	1,976,490	141,685	(452,425)
Interest capitalized	413,907	111,425	58,411	108,591	112,967
Depreciation of capitalized interest	(531,918)	(621,490)	(602,171)	(593,710)	(467,134)
Equity in result of affiliates				260,574	37,427
Minority interest			29,078	(96,385)	453,084

U.S. GAAP adjustments without deferred income tax and capitalized interest	(1,577,168)	(41,240)	(1,032,389)	(1,875,565)	(1,141,962)

Earnings under U.S. GAAP	40,981,765	43,394,407	49,919,053	49,329,342	48,608,894

Fixed charges under U.S. GAAP:
Interest expense	6,695,426	6,134,864	6,539,298	7,951,475	7,975,035
Plus:
Interest capitalized	413,907	111,425	58,411	108,591	112,967

Fixed charges under U.S. GAAP	7,109,333	6,246,289	6,597,709	8,060,066	8,088,002

RATIOS OF EARNINGS TO FIXED CHARGES:

Mexican FRS	6.5	7.4	8.2	6.7	6.5
U.S. GAAP	5.8	6.9	7.6	6.1	6.0

(*)	Adjustment that reverses the restatement of prior periods into constant pesos as of December 31, 2006, using the TELMEX weighted average inflation factor of 1.0648 (see Note 1 II c), and restates such prior periods into constant pesos as of December 31, 2005 using the Mexican only inflation factor of 1.0405, in order to comply with current requirements of Regulation S-X.